HAINAN MANASLU ACQUISITION CORP.

B3406, 34F, West Tower, Block B

Guorui Building, 11 Guoxing Avenue

Haikou, Hainan Province, People’s Republic of China 570203

August 8, 2022

VIA EDGAR

United States Securities & Exchange Commission
Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Attn: Melanie Singh and Maryse Mills-Apenteng

RE:	Hainan Manaslu Acquisition Corp.
Registration Statement on Form S-1
Filed November 24, 2021, as amended
File No. 333-261340

Ladies and Gentlemen:

Hainan Manaslu Acquisition Corp. (the “Company”) hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of the effective date of the above-referenced Registration Statement, as amended, so that such Registration Statement, as amended, will become effective at 4:30 p.m., Eastern Time, on Wednesday, August 10, 2022, or as soon thereafter as practicable.

[Signature Page Follows]

Very truly yours,

HAINAN MANASLU ACQUISITION CORP.

By:	/s/ Zhifan Zhou
	Name:	Zhifan Zhou
	Title:	Chairman and Chief Executive Officer

cc:	Ellenoff Grossman & Schole LLP
Blank Rome LLP